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                                                                   EXHIBIT 4.6


                                  EBIX.COM, INC.
                               RESOLUTION ADOPTED BY
                                BOARD OF DIRECTORS
                                   JUNE 30, 2000



    BE IT RESOLVED that the Delphi Information Systems, Inc. 1996 Stock Incentive Plan is hereby amended to change its name to the ebix.com, Inc. 1996 Stock Incentive Plan.